Exhibit 99.1
Sable Offshore Corp. Announces Alternative Offtake Strategy

Houston, TX – Sable Offshore Corp. (“Sable” or the “Company”)(NYSE: SOC) has submitted its formal Request for Approval of Restart Plans to the California Office of the State Fire Marshal (“OSFM”) for the Las Flores Pipeline System (the “Onshore Pipeline”). As conditions precedent, the Company satisfied all operational conditions to resume petroleum transportation through the Onshore Pipeline as set forth in the Federal Consent Decree, clearing the way for approval of Sable’s Restart Plans by the OSFM. Among these satisfied conditions are anomaly repairs, safety valve installations, control room enhancements, and the production of all supporting documentation and analyses. Today, in its updated investor presentation, Sable announced that it is also pursuing an Offshore Storage and Treating Vessel (“OS&T”) strategy to provide access to domestic and global markets via shuttle tankers for federal crude oil produced from the Santa Ynez Unit (“SYU”) in the Pacific Outer Continental Shelf Area.

Sable continues to work diligently with the State of California to safely and responsibly resume petroleum transportation through the Onshore Pipeline in accordance with its Federal Consent Decree, which was entered into by several state and federal agencies. Continued delays related to the Onshore Pipeline will prompt Sable to fully pivot back to a leased OS&T strategy, which was utilized to process SYU production in federal waters from 1981 – 1994. Over this time period, the SYU produced over 160 million barrels of oil equivalent.

The Onshore Pipeline provides immediate economic relief to California residents and will play a large role in stabilizing local refineries. In the second option, the Company would have the freedom to market its production outside of the State of California. Additionally, Sable would plan to aggressively pursue all legal remedies. Sable will continue to pursue both paths in parallel. In the OS&T option, the Company expects to execute an OS&T lease contract by year end 2025 for delivery in Q3 2026. Sable would then expect to begin sales from all SYU platforms during Q4 2026 with expected comprehensive oil production rates of over 50,000 barrels of oil per day utilizing the OS&T within the SYU federal leases.

About Sable
Sable Offshore Corp. is an independent oil and gas company, headquartered in Houston, Texas, focused on responsibly developing the Santa Ynez Unit in federal waters offshore California. The Sable team has extensive experience safely operating in California.

Forward-Looking Statements
The information in this press release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “continue,” “plan,” “forecast,” “predict,” “potential,” “future,” “outlook,” and “target,” the negative of such terms and other similar expressions are intended to identify forward- looking statements, although not all forward-looking statements will contain such identifying words. These statements are based on the current beliefs and expectations of Sable’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those described in the forward-looking statements. Factors that could cause Sable’s actual results to differ materially from those described in the forward-looking statements include: the ability to recommence sales from the Santa Ynez Unit assets and the cost and time required therefor; global economic conditions and inflation; increased operating costs; lack of availability of drilling and production equipment, supplies, services and qualified personnel; geographical concentration of operations; environmental and weather risks; regulatory changes and uncertainties; litigation, complaints and/or adverse publicity; privacy and data protection laws, privacy or data breaches, or loss of data; our ability to comply with laws and regulations applicable to our business; and other one-time events and other factors that can be found in Sable’s Annual Report on Form 10-K for the year ended December 31, 2024, and any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K, which are filed with the Securities and Exchange Commission and are available on Sable’s website (www.sableoffshore.com) and on the Securities and Exchange Commission’s website (www.sec.gov). Except as required by applicable law, Sable undertakes no obligation to publicly release the result of any revisions to these forward-looking statements to reflect the impact of events or circumstances that may arise after the date of this press release.

Exhibit 99.1
Disclaimers
The Santa Ynez Unit assets discussed in this press release restarted production in May 2025 and have not sold commercial quantities of hydrocarbons since such Santa Ynez Unit assets were shut in during June of 2015 when the only Onshore Pipeline transporting hydrocarbons produced from such Santa Ynez Unit assets to market ceased transportation. Since the May 2025 production restart, the oil produced has been transported via pipeline to storage tanks onshore at Sable’s Las Flores Canyon processing facility where it is being stored pending onshore pipeline restart. There can be no assurance that the necessary approvals will be obtained that would allow the Onshore Pipeline to recommence transportation or the contemplated use of an Offshore Storage and Treating Vessel that would allow the Santa Ynez Unit assets to recommence sales.

Contacts
Investor Contact:
Harrison Breaud
Vice President, Finance & Investor Relations IR@sableoffshore.com
713-579-8111